Exhibit 10.1

CREDIT AGREEMENT

dated as of

19 August 2011

among

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

WELLS FARGO SECURITIES, LLC,

and

U.S. BANK NATIONAL ASSOCIATION

as Joint Bookrunners and Joint Lead Arrangers

with

Wells Fargo Bank, National Association and U.S. Bank National Association

as syndication agents

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as documentation agent

Table of Contents

			Page #

ARTICLE I.	DEFINITIONS		1

Section 1.01.	Defined Terms		1
Section 1.02.	Types, Facility and Currencies of Loans		13
Section 1.03.	Terms Generally		13
Section 1.04.	Accounting Terms; GAAP		13
Section 1.05.	Conversion of Foreign Currencies		14
	(a)	Dollar Equivalents	14
	(b)	Rounding–Off	14

ARTICLE II.	THE CREDITS		14

Section 2.01.	Commitments		14
Section 2.02.	Loans and Borrowings		14
	(a)	Loans Made Ratably	14
	(b)	Type of Loans and Borrowings	14
	(c)	Minimum Amounts	15
	(d)	Limitation on Interest Periods	15
Section 2.03.	Requests for Revolving Borrowings		15
Section 2.04.	Competitive Bid Procedure		16
	(a)	Competitive Loans and Requests for Bids	16
	(b)	Submission of Bids	16
	(c)	Acceptance and Rejection of Bids	16
	(d)	Funding of Competitive Bid Loans	17
Section 2.05.	Swingline Loans		17
	(a)	Commitment	17
	(b)	Request for Swingline Borrowings	17
	(c)	Lender Participation in Swingline Loans	18
Section 2.06.	Letters of Credit		19
	(a)	General	19
	(b)	Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions	19
	(c)	Expiration Date; Cash Collateralization	19
	(d)	Participations	19
	(e)	Reimbursement	20
	(f)	Obligations Absolute	20
	(g)	Disbursement Procedures	21
	(h)	Interim Interest	21
	(i)	Cash Collateralization Upon an Event of Default	21
	(j)	Applicability of ISP and UCP	22
Section 2.07.	Funding of Borrowings		22
	(a)	By the Lenders	22
	(b)	Borrowings Assumed Made	22
Section 2.08.	Interest Elections		22
	(a)	Interest Options	22
	(b)	Interest Election Request	22
	(c)	Contents of Election Request	23
	(d)	Limitations on Interest Election Requests	23

TABLE OF CONTENTS, Page i of iv

Section 2.09.	Termination and Reduction of Commitments		23
Section 2.10.	Repayment of Loans; Evidence of Debt		24
	(a)	Promise to Repay	24
	(b)	Lender Records	24
	(c)	Administrative Agent Records	24
	(d)	Records Prima Facie Evidence	24
	(e)	Promissory Notes	25
Section 2.11.	Prepayment of Loans		25
	(a)	Optional Prepayment	25
	(b)	Mandatory Prepayment; Mark to Market of Available Currencies	25
	(c)	Selection of Borrowings to be Prepaid	25
	(d)	Notice of Prepayment	25
Section 2.12.	Fees		26
	(a)	Facility Fees	26
	(b)	Letter of Credit Fees	26
	(c)	Agent Fees	26
	(d)	Payment of Fees	26
Section 2.13.	Interest		27
	(a)	ABR Borrowings	27
	(b)	Fixed Rate Borrowings	27
	(c)	Dollar Swingline Loans	27
	(d)	Competitive Loans	27
	(e)	Default Interest	27
	(f)	Payment of Interest	27
	(g)	Computation of Interest	27
Section 2.14.	Unavailability, Illegality, Alternate Rate of Interest		27
	(a)	Unavailability	27
	(b)	Change in Legality	28
	(c)	Unavailability of Foreign Currency Loans	28
Section 2.15.	Increased Costs		29
	(a)	Additional Costs	29
	(b)	Capital Adequacy	29
	(c)	Certificate	29
	(d)	Limit on Compensation	30
Section 2.16.	Break Funding Payments		30
Section 2.17.	Taxes		30
	(a)	Gross–Up	30
	(b)	Tax Indemnity	30
	(c)	Receipt	30
	(d)	Foreign Lender	31
	(e)	FATCA	31
Section 2.18.	Payments Generally; Pro Rata Treatment; Sharing of Payments		31
	(a)	Payments	31
	(b)	Application of Payments	31
	(c)	Sharing of Payments; Limit on Set-off	31
	(d)	Payments Assumed Made	32
Section 2.19.	Mitigation Obligations; Replacement of Lenders		32
	(a)	Mitigation Obligations	32
	(b)	Replacement of a Lender	32
Section 2.20.	Increase of Commitments		33

TABLE OF CONTENTS, Page ii of iv

TABLE OF CONTENTS, Page iii of iv

Section 5.16.	Other Revolving Agreements	42

ARTICLE VI.	EVENTS OF DEFAULT	43

ARTICLE VII.	THE ADMINISTRATIVE AGENT	45

ARTICLE VIII.	MISCELLANEOUS	46

Section 8.01.	Notices	46
Section 8.02.	Waivers; Amendments	47
	(a) No Waiver	47
	(b) Amendment	47
Section 8.03.	Expenses; Indemnity	48
	(a) Expenses	48
	(b) INDEMNIFICATION	48
	(c) Indemnification by Lenders	49
	(d) Demand Obligations	49
Section 8.04.	Successors and Assigns	49
	(a) Benefit and Binding Effect	49
	(b) Assignments	49
	(c) Participations	51
	(d) Pledge	51
Section 8.05.	Survival	51
Section 8.06.	Counterparts; Integration; Effectiveness	51
Section 8.07.	Severability	52
Section 8.08.	Governing Law	52
Section 8.09.	WAIVER OF JURY TRIAL	52
Section 8.10.	Headings	52
Section 8.11.	Confidentiality	52
Section 8.12.	Maximum Interest Rate	53
Section 8.13.	USA PATRIOT Act	53
Section 8.14.	Recording of Conversations	54
Section 8.15.	Issuing Bank Funds	54
Section 8.16.	Payment of Available Currency	54

TABLE OF CONTENTS, Page iv of iv

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule 1.01	–	Existing Letters of Credit

Schedule 2.01	–	Commitments

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption

Exhibit B	–	Form of Opinion of Borrower’s Counsel

Exhibit C	–	Form of Increased Commitment Supplement

LIST OF SCHEDULES AND EXHIBITS, Solo Page

CREDIT AGREEMENT dated as of August 19, 2011, among LEGGETT & PLATT, INCORPORATED, a Missouri corporation, the lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I.

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. As used in this definition, the following terms have the following meanings:

“Adjusted LIBO Rate” means, as of any day, an interest rate per annum equal to (a) the LIBO Rate multiplied by (b) the Statutory Reserve Rate.

“LIBO Rate” means, as of any day, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on such day as the rate for dollar deposits with a one month maturity.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D.

CREDIT AGREEMENT, Page 1

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that for purposes of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any Fixed Rate Loan or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Fixed Spread” or “Facility Fee Rate”, as the case may be, based upon the higher of the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt. In the event the ratings for the Index Debt fall within different ratings categories, the Applicable Rate shall be based on the higher of such ratings if there is only one category difference between such ratings. If there is more than one category difference between such ratings, the Applicable Rate shall be based on the rating category that is one level above the lowest category ratings then in effect.

Ratings for Index Debt	Fixed Spread	Facility Fee Rate
>= A+ / A1	0.670%	0.080%
= A / A2	0.775%	0.100%
= A- / A3	0.875%	0.125%
= BBB+ /Baa1	0.975%	0.150%
<=BBB/Baa2	1.050%	0.200%

For purposes of the foregoing, if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Borrower and the Administrative Agent.

“Available Currency” means dollars, Euros, British Pounds Sterling, Mexican Pesos, Canadian Dollars, Swiss Francs and any other lawful currency which is requested by the Borrower, reasonably acceptable to the Administrative Agent and is freely transferable into dollars.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Leggett & Platt, Incorporated, a Missouri corporation.

“Borrowing” means (a) Revolving Loans and Swingline Loans of the same Type, made, converted or continued on the same date and, in the case of Fixed Rate Loans, as to which a single currency and Interest

CREDIT AGREEMENT, Page 2

Period is in effect and (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing or a Swingline Borrowing.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Fixed Rate Loan or Set Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits of the applicable Available Currency in London, England and in the interbank or other market used to determine the interest rate thereon.

“Capitalized Lease” means any lease of real or personal property the obligation for Rentals with respect to which is, or is required to be, capitalized for financial reporting purposes under GAAP, provided that, there shall be excluded from Capitalized Leases all leases of automotive equipment, other rolling stock and office equipment.

“Cash Collateral” has the meaning assigned to such term in Section 2.06(c).

“Cash Pooling Arrangements” means cash pooling arrangements maintained by the Foreign Subsidiaries of the Company in the ordinary course of business in order to manage cash and investments for such Subsidiaries.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or any Issuing Bank’s holding company, if any) with any request, guideline or directive of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code. Any reference to any provision of the Code shall also include the income tax regulations promulgated thereunder, whether final or temporary.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 8.04 and (c) increased from time to time pursuant to Section 2.20. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment or in the Increase Commitment Supplement pursuant to which such Lender shall have assumed or increased its Commitment, as applicable. As of the Effective Date, the initial aggregate amount of the Lenders’ Commitments is $600,000,000.

CREDIT AGREEMENT, Page 3

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Variable Rate or the Set Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.04.

“Competitive Loan” means a Loan made pursuant to Section 2.04.

“Competitive Loan Maturity Date” has the meaning assigned to such term in Section 2.04.

“Consolidated Current Liabilities” shall mean such liabilities of the Borrower and its Subsidiaries on a consolidated basis as shall be determined to constitute current liabilities under GAAP.

“Consolidated Total Assets” for any period means the gross book value of the assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Contract Rate” has the meaning assigned to such term in Section 8.12.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has: (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, unless the subject of a good faith dispute, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“dollars” or “$” refers to lawful money of the United States of America.

CREDIT AGREEMENT, Page 4

“Dollar Equivalent” means, as of any date of determination, (a) in the case of any amount denominated in dollars, such amount, and (b) in the case of any amount denominated in another currency, the amount of dollars which is equivalent to such amount of other currency as of such date, determined by using the Spot Rate on the date two (2) Business Days prior to such date or on such other date as may be requested by the Borrower and approved by the Administrative Agent. As used herein, the term “Spot Rate” means, with respect to any day, the rate determined on such date on the basis of the offered exchange rates, as reflected in the foreign currency exchange rate display of the Reuters Group (or on any successor or substitute page, or any successor to or substitute for Reuters Group, providing exchange rate quotations comparable to those currently provided by the Reuters Group on such page, as determined by the Administrative Agent from time to time) at or about 10:00 a.m. (New York, New York time), to purchase dollars with the other applicable currency, provided that, if at least two such offered rates appear on such display, the rate shall be the arithmetic mean of such offered rates and, if no such offered rates are so displayed, the Spot Rate shall be determined by the Administrative Agent on the basis of the arithmetic mean of such offered rates as determined by the Administrative Agent in accordance with its normal practice.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Entitled Person” has the meaning assigned to such term in Section 8.16.

“Environmental Judgments and Orders” means all judgments, decrees or orders entered against the Borrower or one of its Subsidiaries arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from any Environmental Requirements.

“Environmental Requirements” means any legal requirement relating to health, safety or the environment and applicable to the Borrower, any Subsidiary or any of their respective real property interests, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs and decrees.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, from time to time, or any successor law, and all rules and regulations from time to time promulgated thereunder. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Euro” means the single currency of the participating member states of the European Union

“Event of Default” has the meaning assigned to such term in Article VI.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, franchise, business activity or gross receipts taxes imposed on (or measured by) its net income by the United States of America or its political subdivisions, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed by the United States of America on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(d), except to the extent that such Foreign Lender

CREDIT AGREEMENT, Page 5

(or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive equal or greater amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) and (d) Taxes imposed on any “withholdable payment” payable as a result of the failure of the Administrative Agent, a Lender, an Issuing Bank or any other recipient of any payment to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date hereof, including any amendments made thereto after the date of this Agreement, and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Statements” has the meaning assigned in Section 3.07.

“Fixed Rate” means, with respect to any Fixed Rate Borrowing (other than a Fixed Rate Borrowing denominated in Mexican Pesos or British Pounds Sterling), the Available Currency in which it is denominated and the Interest Period therefor, the rate appearing on the Reference Page (as defined below in this definition) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits denominated in such Available Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Fixed Rate” with respect to such Fixed Rate Borrowing, such Available Currency and such Interest Period shall be the rate at which deposits in the Dollar Equivalent amount of $1,000,000 denominated in such Available Currency and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London or European (as determined by the Administrative Agent) interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. The “Fixed Rate” with respect to a Fixed Rate Borrowing denominated in Mexican Pesos with respect to the Interest Period therefor shall be the rate at which deposits of Mexican Pesos in the amount of such Fixed Rate Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market, European interbank market or other market (in each case as determined by the Administrative Agent) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or at such other time and day as the Administrative Agent may determine). The “Fixed Rate” with respect to a Fixed Rate Borrowing denominated in British Pounds Sterling with respect to the Interest Period therefor shall be the rate at which deposits of British Pounds Sterling in the amount of such Fixed Rate Borrowing and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market, European interbank market or other market (in each case as determined by the Administrative Agent) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or at such other time and day as the Administrative Agent may determine). The term “Reference Page” means, with respect to a currency, the page of the Reuters Group service providing rate quotations for deposits of such currency; provided that in the event the Applicable Rate does not appear on such service, the term “Reference Page” means the applicable page of such other comparable publicly available rate quoting service as may be selected by the Administrative Agent. “Fixed Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Fixed Rate.

CREDIT AGREEMENT, Page 6

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funded Debt” means the sum of:

(i) the sum of (a) all Indebtedness having a final maturity of more than 12 months from the date of determination thereof (or which is renewable or extendable at the option of the obligor for a period or periods more than 12 months from the date of creation), including (without limitation) all guaranties included in the definition of Indebtedness extending more than 12 months from the date of such guaranties; plus (b) Capitalized Leases; minus

(ii) to the extent included is the Indebtedness under clause (i) of this definition, the sum of (a) any portion of such Indebtedness which is properly included in Consolidated Current Liabilities and (b) the aggregate undrawn amount of all letters of credit issued for the account of the Borrower or any Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the provisions of Section 1.04.

“Governmental Authority” means any nation or government, any state, department, agency or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government (including any supra-national bodies such as the European Union or the European Central Bank), any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing) and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Hazardous Materials” includes, without limitation, (a) hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. §6901 et seq. and its implementing regulations, and amendments, or in any applicable state or local law or regulation, (b) “hazardous substance”, “pollutant”, or “contaminant” as defined in CERCLA or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by–product, including, crude oil or any fraction thereof and (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Increase Amount” has the meaning assigned to such term in Section 2.20.

“Increased Commitment Supplement” has the meaning specified in Section 2.20.

“Indebtedness” of any corporation or other business entity shall include, without duplication, all obligations of such entity which consists of (i) debt for borrowed money, (ii) obligations secured by any lien or other charge upon property or assets owned by such entity, even though such entity has not assumed or become liable for the payment of such obligations, including obligations arising in connection with Permitted Securitization Transactions, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such entity, (iv) obligations arising under or in connection with any letter of credit, including all undrawn amounts and all amounts drawn and not reimbursed under any letter of credit (unless Cash Collateral has been provided to the Administrative Agent to secure the obligations with respect thereto in accordance with the provisions of this Agreement), (v) Synthetic Lease Obligations, (vi) all guaranties of obligations of others made by the Borrower and/or its Subsidiaries, or (vii) obligations under Capitalized Leases. “Guaranty” for purposes of this Agreement refers to all forms of undertaking to guarantee the obligations of others, by way of guaranty, suretyship or otherwise.

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Notwithstanding the foregoing, Indebtedness shall not include (a) money borrowed by Subsidiaries from the Borrower or from other Subsidiaries, including money borrowed by Foreign Subsidiaries as a result of Cash Pooling Arrangements, (b) money borrowed by the Borrower from Subsidiaries, (c) a guaranty by the Borrower or a Subsidiary, if, in connection with the giving of the guaranty by the Borrower or Subsidiary, Indebtedness is placed on the Borrower’s balance sheet as a result of transactions with respect to which the guaranty was given or if such guaranty is a performance and completion guaranty applicable to a Subsidiary, (d) trade accounts payable and expenses arising out of or incurred in the ordinary course of business, or (e) fair value adjustments required by Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Investments and Hedging Activities”, as amended from time to time.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 8.03.

“Index Debt” means senior, unsecured indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information” has the meaning assigned to such term in Section 8.11.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any dollar Swingline Loan, the day that such Loan is required to be repaid, (d) with respect to any Variable Rate Loan, the last day of each March, June, September and December (or any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing) and on the related Competitive Loan Maturity Date, and (e) with respect to any Set Rate Loan, the Competitive Loan Maturity Date applicable to such Loan and, in the case of a Set Rate Loan with a Competitive Loan Maturity Date of more than three months’ duration from the date the Loan is made, each day prior to the applicable Competitive Loan Maturity Date that occurs at intervals of three months’ duration after the day such Competitive Loan is made (or any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing).

“Interest Period” means with respect to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the seventh day thereafter or ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period (other than a seven day Interest Period) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

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“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means any Lender in its capacity as the issuer of one or more Letters of Credit hereunder. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. No Lender shall be required to be an Issuing Bank unless it has agreed to issue one or more Letters of Credit hereunder.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the Dollar Equivalent sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Increased Commitment Supplement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means (a) any letter of credit issued pursuant to this Agreement and (b) the letters of credit listed on Schedule 1.01 hereto.

“Lien” means any mortgage, lien, pledge, charge, security interest or security device of any kind (including liens or charges upon properties acquired or to be acquired under conditional sales agreements or other title retention devices) in respect of property of a Person, whether now owned or hereafter acquired, or upon any income or profits therefrom.

“Loan Documents” means this Agreement, any notes executed pursuant to Section 2.10 and all other certificates, agreements and other documents or instruments now or hereafter executed and/or delivered pursuant to or in connection with the foregoing.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Major Currency” means dollars, Euros, British Pounds Sterling, Mexican Pesos, Canadian Dollars, Swiss Francs and any other lawful currency which is requested by the Borrower, reasonably acceptable to the Administrative Agent, is freely transferable into dollars and that all the Lenders have the capability to fund, as determined by the Administrative Agent based on discussions with each of the Lenders.

“Material Adverse Effect” means a material adverse effect on: (i) the business operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries taken as a whole; (ii) the ability of the Borrower to perform its obligations under this Agreement or any Loan Document; or (iii) the legality, validity or enforceability of this Agreement or any Loan Document.

“Maturity Date” means August 19, 2016. By written notice sent to the Administrative Agent and the Lenders, the Borrower may request that the then effective Maturity Date (the “Current Maturity Date”) be extended to a date one year from the then Current Maturity Date (an “Extension Request”). An Extension

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Request may be delivered by the Borrower to the Administrative Agent and the Lenders at any time prior to the date which is 90 days prior to the then Current Maturity Date when no Default exists. Within 45 days of the receipt by the Lenders of an Extension Request, each Lender shall provide the Administrative Agent and the Borrower with a written consent to, or a rejection of, the Borrower’s Extension Request. The decision whether to accept or reject an Extension Request shall be made by each Lender in its sole discretion based on such information as it may deem necessary and no Lender shall have any obligation to agree to any extension of the then Current Maturity Date. The failure of a Lender to respond to any Extension Request within such 45-day period shall be deemed a rejection of such request. If all the Lenders consent to an Extension Request, the Maturity Date shall be the date one year from the then Current Maturity Date as specified in a notice from the Administrative Agent. If Lenders holding 25% or less of the Revolving Exposures and unused Commitments reject an Extension Request (the “Rejecting Lenders”), then the Borrower may take one of the following actions on or before the then Current Maturity Date: (i) by written notice to each Rejecting Lender and the Administrative Agent, terminate the Commitment of each Rejecting Lender if simultaneously with such termination the Borrower pays to each Rejecting Lender all amounts owed by the Borrower to such Rejecting Lender hereunder or (ii) treat such Rejecting Lender as a Non-consenting Lender under Section 2.19(b). If the Borrower consummates either of the foregoing actions on or before the then Current Maturity Date, then the Maturity Date shall be the date one year from the then Current Maturity Date as specified in a notice from the Administrative Agent.

“Maximum Rate” has the meaning assigned to such term in Section 8.12.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized rating agency.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Worth” has the meaning assigned to such term in clause (g) of Article VI.

“New Lender” has the meaning assigned to such term in Section 2.20.

“Original Currency” has the meaning assigned to such term in Section 8.16.

“Other Currency” has the meaning assigned to such term in Section 8.16.

“Outstanding Credit” means an amount equal to the sum of the total Revolving Exposures plus the aggregate Dollar Equivalent principal amount of outstanding Competitive Loans.

“Participant” has the meaning set forth in Section 8.04.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Securitization Transaction” means any transaction or series of transactions structured as true sales pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to a Receivable Entity (in the case of a transfer by the Borrower or any of its Subsidiaries) and any other Person (in the case of a transfer by a Receivable Entity) any accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries (and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivables and proceeds of such accounts receivable); provided that for any such transaction to constitute a Permitted Securitization Transaction hereunder, the purchase commitment of the Receivable Entity shall not exceed $200,000,000. As used in this definition, the term “Receivable Entity” means a bankruptcy remote single purposes entity that is a Subsidiary of the Borrower or another Person in

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which the Borrower or any Subsidiary of the Borrower makes an investment and that is established for the sole purpose of purchasing accounts receivable from the Borrower and its Subsidiaries in transactions structured as true sales.

“Person” means an individual, a corporation, a partnership, a limited liability company, an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Borrower or any member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning set forth in Section 8.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rentals” means all fixed rents payable by the lessee for the applicable period exclusive of any amounts required to be paid on account of maintenance, repairs, insurance, taxes, and similar charges. The term “Rentals” shall not include Rentals payable under leases between the Borrower and any Subsidiary or between any Subsidiaries.

“Required Lenders” means, at any time, Lenders having Revolving Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VI, and for all purposes after the Loans become due and payable pursuant to Article VI or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included in their respective Revolving Exposures in determining the Required Lenders.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding Dollar Equivalent principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw–Hill, Inc.

“Secured Debt” shall mean all (a) Funded Debt, Short-Term Debt and other Indebtedness secured by a mortgage, security interest, pledge, or other lien on property or assets or by any title retention agreement, (b) all Funded Debt in respect of Capitalized Leases, and (c) the aggregate amount of uncollected accounts receivable of the Borrower subject at such time to a sale of receivables (or similar transaction, including any

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Permitted Securitization Transaction) regardless of whether such transaction is effected in a manner that would not be reflected on the balance sheet of the Borrower in accordance with GAAP.

“Set Rate” means, with respect to any Competitive Loan (other than a Variable Rate Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid. “Set Rate” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to a Set Rate.

“Short–Term Debt” means (i) Indebtedness of the Borrower and its Subsidiaries for money borrowed from banks, trust companies and others having a maturity of no more than one year from the date of origin and not extendable or renewable at the option of the obligor, excluding however, to the extent included, the aggregate undrawn amount of all letters of credit issued for the account of the Borrower or any Subsidiary; and (ii) guaranties which constitute Indebtedness but not Funded Debt.

“Subsidiary” means any corporation, partnership, or other business entity, 80% or more of the outstanding stock of which, or ownership interest in, is owned by the Borrower, a Subsidiary, the Borrower and one or more other Subsidiaries or another Subsidiary together with one or more other Subsidiaries (except directors qualifying shares, if any), except that the term “Subsidiary” shall not include any Unrestricted Subsidiary.

“Swingline Exposure” means, at any time, the aggregate Dollar Equivalent principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender (including the Swingline Lender) at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A. in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a loan made pursuant to Section 2.05.

“Synthetic Lease Obligation” means the obligation to pay rent or other payment amounts under a lease of (or other indebtedness arrangements conveying the right to use) real or personal property which may be classified and accounted for as an operating lease or off–balance sheet liability for accounting purposes but as a secured or unsecured loan for tax purposes under the Code.

“Tax Returns” has the meaning assigned in Section 3.09.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholding imposed by any Governmental Authority.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Fixed Rate, the Alternate Base Rate, the Federal Funds Effective Rate, the Set Rate or the Variable Rate.

“Total Capital” means the sum of Total Indebtedness and stockholders’ equity of the Borrower and its Subsidiaries determined on a consolidated basis, without duplication, in accordance with GAAP.

“Total Indebtedness” means the sum of (a) the aggregate amount of Indebtedness of the Borrower and its Subsidiaries at any given time minus (b), to the extent included is such Indebtedness, the aggregate undrawn amount of all letters of credit issued for the account of the Borrower or any Subsidiary.

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“UCP” means the Uniform Customs and Practice for Documentary Credits (1993) Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“Unrestricted Subsidiary” means (i) any corporation partnership or other business entity that is owned in part by the Borrower, by Subsidiaries and/or by any other Unrestricted Subsidiaries and does not fall within the definition of “Subsidiary” and (ii) any Subsidiary which the Borrower may designate as an Unrestricted Subsidiary by at least five days notice to the Administrative Agent; provided, however, that the Borrower may make such designation only if the Borrower, both immediately before and immediately after the delivery of such designation to the Administrative Agent, would have been entitled to create other Funded Debt under Section 5.12 hereof. As of the Effective Date, the following are Unrestricted Subsidiaries under clause (i) of this definition: Knitmasters, LLC; Jiangyan Intes-Leggett & Platt Special Textile Co. Ltd.; Pullmaflex Southern Africa (Proprietary) Limited; Pointe Lookout, L.P.; Webb City Apartments, L.P.; Raymond James Missouri Tax Credit Fund III L.L.C.; and Raymond James Missouri Tax Credit Fund IV L.L.C. As of the Effective Date, no Unrestricted Subsidiaries have been designated under clause (ii) of this definition and the Borrower may not designate any Subsidiary as an Unrestricted Subsidiary under clause (ii) of this definition if, after giving effect to such designation, the total assets of subsidiaries so designated would exceed 20% of Consolidated Total Assets. No Unrestricted Subsidiary as such shall be subject to any of the provisions of this Agreement. In addition, the Borrower shall not consolidate or partially consolidate any Unrestricted Subsidiary for purposes of this Agreement notwithstanding GAAP.

“Variable Rate” means, with respect to any Competitive Loan (other than a Set Rate Competitive Loan), the variable rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid, which may be expressed as a variable rate, plus or minus an applicable margin. “Variable Rate” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to a Variable Rate. No Variable Rate Borrowing may be established with respect to any Available Currency other than dollars.

Section 1.02. Types, Facility and Currencies of Loans. Loans and Borrowings hereunder are distinguished and referred to herein by Type (i.e., ABR, Fixed Rate, Federal Funds Effective Rate, Set Rate or Variable Rate), by the Available Currency in which it is denominated and by the facility provided herein under which such Loan or Borrowing is made (i.e., under Section 2.01 and thus a “Revolving Loan” or “Revolving Borrowing” under Section 2.04 and thus a “Competitive Loan” or “Competitive Borrowing” or made under Section 2.05 and thus a “Swingline Loan” or “Swingline Borrowing”) or by any one or more of the foregoing.

Section 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies

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the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05. Conversion of Foreign Currencies.

(a) Dollar Equivalents. The Administrative Agent shall determine the Dollar Equivalent of any amount when required or permitted hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination by the Borrower. The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its own discretion or upon the request of the Borrower or any Lender, including without limitation, the Dollar Equivalent of any Loan or Letter of Credit made or issued in an Available Currency other than dollars.

(b) Rounding–Off. The Administrative Agent may set up appropriate rounding–off mechanisms or otherwise round–off amounts hereunder to the nearest higher or lower amount in whole dollars, whole Euros or whole units of any other Available Currency or whole cents or other sub unit of an Available Currency to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole units of the applicable Available Currency or in whole sub units of the applicable Available Currency, as may be necessary or appropriate.

ARTICLE II.

The Credits

Section 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make advances to the Borrower in the Major Currency requested from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in: (a) such Lender’s Revolving Exposure exceeding such Lender’s Commitment or (b) the Outstanding Credit exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow loans under this Section 2.01.

Section 2.02. Loans and Borrowings.

(a) Loans Made Ratably. Each Revolving Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Type of Loans and Borrowings. Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of dollar ABR Loans or Major Currency Fixed Rate Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings and no Revolving Borrowing may be denominated in any currency other than a Major Currency. Each Swingline Loan that is denominated in a currency other than dollars shall be a Fixed Rate Loan and each Swingline Loan that is denominated in dollars shall be a Federal Funds Effective Rate Loan. Each Lender at its option may make any Fixed Rate Loan or Set Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

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(c) Minimum Amounts. At the commencement of each Interest Period for any Fixed Rate Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral Dollar Equivalent multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $100,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is a Dollar Equivalent integral multiple of $250,000 and not less than $250,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Fixed Rate Revolving Borrowings outstanding and ten Fixed Rate Swingline Borrowings.

(d) Limitation on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Fixed Rate Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a dollar Revolving Fixed Rate Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing; (b) in the case of a Revolving Fixed Rate Borrowing denominated in a Major Currency other than dollars, not later than 9:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing; or (c) in the case of an ABR Revolving Borrowing, not later than 12:00 noon, New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request for a Revolving Borrowing shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Fixed Rate Borrowing;

(iv) the Major Currency in which such Borrowing is to be denominated;

(v) in the case of a Fixed Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Fixed Rate Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of seven days’ duration. If no Major Currency is specified with respect to any requested Fixed Rate Borrowing, then the Borrower shall be deemed to have selected dollars as the Major Currency. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

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Section 2.04. Competitive Bid Procedure.

(a) Competitive Loans and Requests for Bids. Subject to the terms and conditions set forth herein, from time to time during the Revolving Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow the loans proposed thereby; provided that the Outstanding Credit shall not exceed the total Commitments at any time. To request Competitive Bids, the Borrower shall notify each Lender of such request by telephone, in the case of a Set Rate Borrowing, not later than 12:00 noon, New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Variable Rate Borrowing, not later than 9:00 a.m., New York City time, on the Business Day of the proposed Borrowing. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent and each Lender of a written Competitive Bid Request in a form approved by the Borrower and the Administrative Agent and signed by the Borrower. Each such telephonic and written Competitive Bid Request shall be the same for each Lender and shall specify the following information:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Variable Rate Borrowing or a Set Rate Borrowing;

(iv) the date, which may not extend past the Maturity Date, on which the Competitive Loan will become fully due and payable (such date applicable to a Competitive Loan, herein, its “Competitive Loan Maturity Date” and when establishing such date for a Set Rate Loan, the Borrower shall select a date so the period during which such Competitive Loan is outstanding shall be a period contemplated by the definition of the term “Interest Period”);

(v) the Available Currency to be applicable to such Borrowing (provided that Variable Rate Borrowings may only be denominated in dollars); and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of paragraph (d) of this Section.

(b) Submission of Bids. Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Borrower and must be received by the Borrower by telecopy, in the case of a Set Rate Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Variable Rate Borrowing, not later than 12:00 Noon, New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Borrower may be rejected by the Borrower, and the Borrower shall notify the applicable Lender as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount of the Competitive Loan or Loans that the Lender is willing to make and (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (with such Set Rate or any applicable margin included in the calculation of the Variable Rate, expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places).

(c) Acceptance and Rejection of Bids. Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent and the Lenders by telephone, confirmed by telecopy whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Fixed Rate Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the

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case of a Variable Rate Borrowing, not later than 1:00 p.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, and (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid. A notice given by the Borrower pursuant to this paragraph shall be irrevocable and once notified of the acceptance of its bid under this paragraph, each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted; provided that the obligations of such Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Competitive Loans as required.

(d) Funding of Competitive Bid Loans. Each Lender that is bound to make a Competitive Loan shall make such Loan on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Competitive Loan available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons designated by the Borrower in the applicable Competitive Bid Request; provided that Competitive Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted to the applicable Issuing Bank.

Section 2.05. Swingline Loans.

(a) Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make advances to the Borrower in the applicable Available Currency requested from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in: (i) the aggregate Dollar Equivalent principal amount of Swingline Loans exceeding $50,000,000, (ii) the sum of the total Revolving Exposures exceeding the total Commitments; (iii) any Lender’s Revolving Exposure exceeding such Lender’s Commitment and (iv) the Outstanding Credit exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a dollar Swingline Loan to refinance an outstanding dollar Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) Request for Swingline Borrowings. To request a dollar Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. To request a Swingline Loan denominated in an Available Currency other than dollars, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 9:00 a.m., New York City time, three Business Days before the date of the proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan, the Available Currency with which such Swingline Loan will be denominated and if such Swingline Loan will accrue interest at a Fixed Rate, the Interest Period applicable thereto. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance through the Administrative Agent to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested

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date of such Swingline Loan. With respect to the payment of any amount denominated in Euros, the Swingline Lender shall not be liable to the Borrower or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Swingline Lender in Euros if the Swingline Lender shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in Euros and in immediately available, freely transferable, cleared funds to the account with the bank in the principal financial center in the participating member state of the European Union which the Borrower shall have specified for such purpose. “All relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Swingline Lender may from time to time determine for the purpose of clearing and settling payments of Euros.

(c) Lender Participation in Swingline Loans. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate and the Available Currency in which such Swingline Loans are denominated. Promptly upon receipt of notice under this paragraph, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of the amount of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, three Business Days after the date of receipt of such notice with respect to Major Currency Swingline Loans and on the date of the receipt of such notice with respect to other Swingline Loans, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of: (A) the amount of any applicable Major Currency Swingline Loan or Loans in the currency in which such Loan or Loans is denominated and (B) the Dollar Equivalent amount of any other Swingline Loan or Loans in dollars. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of the applicable currency in immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender and shall be made by the Borrower: (A) if payment is made with respect to a Major Currency Swingline Loan, in the currency in which such Loan is denominated and (B) with respect to other Swingline Loans, in dollars and in the Dollar Equivalent amount of the applicable Swingline Loan. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

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Section 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of letters of credit for its own account or the account of one of its Subsidiaries, in a form reasonably acceptable to the Borrower and the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be issued, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension: (i) the total Revolving Exposures shall not exceed the total Commitments, (ii) no Lender’s Revolving Exposures shall exceed such Lender’s Commitment; (iii) the Outstanding Credit shall not exceed the total Commitments; and (iv) the LC Exposure shall not exceed $250,000,000.

(c) Expiration Date; Cash Collateralization. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date up to thirteen months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, up to thirteen months after such renewal or extension) (provided that any Letter of Credit may provide for the renewal thereof for additional up to thirteen month periods not to extend past the date in clause (ii) below) and (ii) the date five Business Days prior to the Maturity Date; provided that the expiration date of a Letter of Credit may extend beyond the date referenced in clause (ii) above if the Borrower has on the date of its issuance: (A) posted cash collateral to the Administrative Agent in an amount in the applicable currency in which the related Letter of Credit is issued and in immediate available funds equal to the amount of the related LC Exposure plus any accrued and unpaid interest thereon (any cash collateral provided to secure any LC Exposure is herein referred to as the “Cash Collateral”) in accordance with Section 2.06(i), (B) delivered a backstop Letter of Credit to the Administrative Agent in such amount or (C) otherwise entered into alternative arrangement with respect to securing the LC Exposure applicable to such Letter of Credit, in each case on terms reasonably satisfactory to the Administrative Agent. If the Borrower is required to provide Cash Collateral pursuant to the provisions of this paragraph (c) with respect to a Letter of Credit, such Cash Collateral (to the extent not applied by the Administrative Agent to reimburse the Issuing Lender as provided in Section 2.06(i)) shall be returned to the Borrower after the expiry date applicable to such Letter of Credit (as such date may be extended by any period required by Rule 3.14 of ISP).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof and on the date hereof with respect to Letters of Credit listed on Schedule 1.01 hereto) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank that issued the Letter of Credit hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s

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Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing and with respect to each Letter of Credit, each Lender hereby absolutely and unconditionally agrees to pay in dollars and immediately available funds to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of the Dollar Equivalent amount of each LC Disbursement made by the applicable Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the applicable currency in which such Letter of Credit is issued the amount of such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is payable in an Available Currency, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.03, 2.04 or 2.05, as applicable, that such payment be financed with a Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage of the Dollar Equivalent amount thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent in dollars its Applicable Percentage of the Dollar Equivalent amount of such payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Lenders and the applicable Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Borrowings as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. To the extent that Lenders have made payments pursuant to this paragraph to reimburse an Issuing Bank in respect to an LC Disbursement, then all payments by the Borrower thereafter with respect to its reimbursement obligations relating to such LC Disbursement shall be in dollars and in the Dollar Equivalent amount thereof.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of: (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or

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inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the applicable Issuing Bank’s gross negligence or willful misconduct.

(g) Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(e) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse an Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization Upon an Event of Default. If any Event of Default shall occur and be continuing, the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) may demand the deposit of Cash Collateral pursuant to this paragraph in an amount in the currencies in which the related Letters of Credit are issued and in immediate available funds equal to the amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon. Cash Collateral provided by the Borrower shall be deposited in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders. Each deposit of Cash Collateral shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, deposits of Cash Collateral shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. If the Borrower is required to provide Cash Collateral hereunder as a result of the

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occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(j) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit and the rules of the UCP shall apply to each commercial Letter of Credit.

Section 2.07. Funding of Borrowings.

(a) By the Lenders. Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and in the Available Currency requested. The Administrative Agent will make such Revolving Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Borrowings Assumed Made. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Revolving Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.08. Interest Elections.

(a) Interest Options. Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Fixed Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Fixed Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings or dollar Swingline Borrowings, which may not be converted or continued.

(b) Interest Election Request. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type

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resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Contents of Election Request. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Fixed Rate Borrowing; and

(iv) if the resulting Borrowing is a Fixed Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing. If any such Interest Election Request requests a Fixed Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of seven days’ duration. If the Borrower fails to deliver a timely Interest Election Request with respect to a Fixed Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing or if such Borrowing is a Fixed Rate Borrowing, continued as a Fixed Rate Borrowing with an Interest Period of seven days’ duration.

(d) Limitations on Interest Election Requests. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Fixed Rate Borrowing (except Fixed Rate Borrowings denominated in any Available Currency other than dollars may be continued as Fixed Rate Borrowings with Interest Periods of seven days’ duration) and (ii) unless repaid, each dollar denominated Fixed Rate Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto. A Borrowing denominated in one Available Currency may not be converted into another Available Currency.

Section 2.09. Termination and Reduction of Commitments. The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that unless the Borrower and the Administrative Agent otherwise agree: (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $5,000,000; (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Outstanding Credit would exceed the total Commitments; and (iii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent termination or reduction of the commitment of the Swingline Lender to make Swingline Loans, such commitment of the Swingline Lender would equal or exceed the total Commitments. The Borrower may at any time terminate,

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or from time to time reduce, the commitment of the Swingline Lender to make Swingline Loans; provided that (i) each reduction of such commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce such commitment if, after giving effect to any concurrent prepayment of the Swingline Loans, the aggregate Swingline Exposure would exceed the such commitment. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments or the commitment of the Swingline Lender under this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments and the commitment of the Swingline Lender delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments and the commitment of the Swingline Lender shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Applicable Percentages; provided that if no Loans and no LC Disbursements are at the time outstanding, the Borrower shall have the right to allocate the amount of the reduction of the Commitments to one or more Lenders as it shall determine in its discretion. Any termination of the Commitments (under the terms of this Section or pursuant to Article VI) shall automatically terminate the commitment of the Swingline Lender to make Swingline Loans.

Section 2.10. Repayment of Loans; Evidence of Debt.

(a) Promise to Repay. The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date, (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan that is not denominated in dollars on the Maturity Date in the applicable Available Currency, (iii) to the Swingline Lender the then unpaid principal amount of each dollar Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made (provided that on each date that a Revolving Borrowing or a dollar Competitive Borrowing is made, the Borrower shall repay all dollar Swingline Loans then outstanding) and (iv) with respect to each Competitive Borrowing, to the Administrative Agent for the account of each applicable Lender that has made the applicable Competitive Borrowing, the then unpaid principal amount of such Competitive Borrowing on it Competitive Loan Maturity Date.

(b) Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) Administrative Agent Records. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto and Available Currency applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Records Prima Facie Evidence. The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to

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maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Borrower and the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11. Prepayment of Loans.

(a) Optional Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) Mandatory Prepayment; Mark to Market of Available Currencies. As of the date of the delivery of each compliance certificate under Section 5.03(c) and as of the date of each Borrowing and each issuance of a Letter of Credit, the Borrower shall calculate the Dollar Equivalent amount of the Revolving Exposures and, if applicable, the Dollar Equivalent amount of each Competitive Loan. The Administrative Agent may also at any time and from time to time calculate the Dollar Equivalent amount of the Revolving Exposures and the Competitive Loans. The Administrative Agent shall give the Borrower written notice of any such calculation. If as a result of any such calculation by the Borrower or by the Administrative Agent or if as of any other date:

(i) the Outstanding Credit exceeds the total Commitments then within five (5) Business Days after the date of such calculation (or in the case of the calculation by the Agent, after the written notice is given to the Borrower), the Borrower shall prepay Borrowings in an aggregate amount equal to such excess, with such amount so paid to be applied to the Loans in the following order, until each is paid in full: dollar Swingline Loans, ABR Loans, Variable Rate Loans, Fixed Rate Loans and Set Rate Loans; or

(ii) the Swingline Exposures exceeds the total commitments of the Swingline Lender to make Swingline Loans, then within five (5) Business Days after the date of such calculation (or in the case of the calculation by the Agent, after the written notice is given to the Borrower), the Borrower shall prepay the applicable Swingline Borrowings in an aggregate amount equal to such excess.

(c) Selection of Borrowings to be Prepaid. Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d) Notice of Prepayment. The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Fixed Rate Borrowing or Set Rate Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, any dollar Swingline Borrowings or any Variable Rate Borrowing, not later than 12:00 noon, New York City time, on the Business Day of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the

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Administrative Agent shall advise the Lenders (or with respect to Competitive Borrowings, the applicable Lenders) of the contents thereof. Each partial prepayment of any Borrowing (other than a Competitive Borrowing) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

Section 2.12. Fees.

(a) Facility Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the average daily amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to hold any Outstanding Credit after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Outstanding Credit from and including the date on which its Commitments terminates to but excluding the date on which such Lender ceases to hold any Outstanding Credit. Accrued facility fees shall be payable in arrears on the date which is thirty days following the last day of each March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Fixed Rate Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure. Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on the thirtieth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within thirty days after demand. All participation fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Borrower agrees to pay to each Issuing Bank the following fees applicable to the Letters of Credit issued by such Issuing Bank: (i) a drawing fee equal to $100 upon each drawing made under such Letters of Credit on the date of such drawing; (ii) an issuance fee equal to $300 upon each issuance of each such Letter of Credit payable on the date of issuance; (iii) a renewal fee of $100 upon each renewal of each such Letter of Credit payable prior to the renewal of such Letter of Credit; and (iv) a fronting fee in an amount agreed upon by the Borrower and the applicable Issuing Bank and calculated on the face amount of each Letter of Credit, which shall be payable quarterly in arrears to such Issuing Bank for its own account on the same date as the participation fee is payable hereunder unless otherwise agreed with the applicable Issuing Bank.

(c) Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in dollars and in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of

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fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.13. Interest.

(a) ABR Borrowings. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate.

(b) Fixed Rate Borrowings. The Loans comprising each Fixed Rate Borrowing (including each Swingline Loan denominated in a currency other than dollars but excluding each dollar Swingline Loan) shall bear interest at the Fixed Rate for the Interest Period and Available Currency in effect for such Borrowing plus the Applicable Rate.

(c) Dollar Swingline Loans. Dollar Swingline Loans shall bear interest each day at a rate per annum equal to the Federal Funds Effective Rate in effect on such day plus 1.50%.

(d) Competitive Loans. The Loans comprising each Competitive Borrowing shall bear interest at the applicable Competitive Bid Rate accepted for such Borrowing in accordance with the provisions of Section 2.04.

(e) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(f) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that: (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a non–dollar denominated Swingline Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Fixed Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Interest on Loans the principal amount of which is denominated in an Available Currency, shall be paid in that Available Currency.

(g) Computation of Interest. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Fixed Rate or Federal Funds Effective Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14. Unavailability, Illegality, Alternate Rate of Interest.

(a) Unavailability. If prior to the commencement of any Interest Period for a Fixed Rate Borrowing:

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(i) deposits of the applicable Available Currency in the principal amounts of the Fixed Rate Loan comprising such Borrowing are not generally available in the market utilized to determine the applicable Fixed Rate or

(ii) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Fixed Rate for such Interest Period; or

(iii) the Administrative Agent is advised by the Required Lenders (or, with respect to Fixed Rate Swingline Loans, the Swingline Lender) that the Fixed Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Fixed Rate Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Fixed Rate Borrowing, such Borrowing shall be made as an ABR dollar Borrowing or, if requested under the Swingline, as a Federal Funds Effective Rate dollar Borrowing.

(b) Change in Legality. Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender to make or maintain any Fixed Rate Loan or to give effect to its obligations as contemplated hereby with respect to any Fixed Rate Loan (including, without limitation, as a result of a restriction on an Available Currency), then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

(i) declare that the applicable Fixed Rate Loans will not thereafter be made by such Lender hereunder, whereupon any request for such a Fixed Rate Borrowing shall, as to such Lender only, be deemed a request for a dollar Loan (accruing interest as an ABR Loan, or if it is a Swingline Loan, as a Federal Funds Effective Rate Loan) unless such declaration shall be subsequently withdrawn (any Lender delivering such a declaration hereby agreeing to withdraw such declaration promptly upon determining that such event of illegality no longer exists); and

(ii) require that all outstanding Fixed Rate Loans affected by the illegality made by it be either (A), if such Loans are dollar Loans, converted to ABR Revolving Loans or dollar Swingline Loans, in which event all such Fixed Rate Loans shall be automatically converted as of the effective date of such notice as provided below, or (B) repaid if such Fixed Rate Loan is denominated in any other Available Currency.

In the event any Lender shall exercise its rights under clauses (i) or (ii) above of this paragraph (b), all payments and prepayments of principal which would otherwise have been applied to repay the affected Fixed Rate Loans that would have been made by such Lender or the converted Fixed Rate Loans of such Lender shall instead be applied to repay the Loans made by such Lender in lieu of, or resulting from the conversion of, such Fixed Rate Loans. For purposes of this Section, a notice by any Lender shall be effective as to each Fixed Rate Loan, if lawful, on the last day of the Interest Period currently applicable to such Fixed Rate Loan; in all other cases such notice shall be effective on the date of receipt.

(c) Unavailability of Foreign Currency Loans. Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender to make or maintain any Loan denominated in a currency other than dollars or to give effect to its obligations as contemplated hereby with

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respect to any such Loan or in the event that there shall occur any material adverse change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the opinion of the Administrative Agent make it impracticable for Loans to be denominated in a currency other than dollars, then, by written notice to the Borrower, the Administrative Agent may:

(i) declare that such Loans will not thereafter be made, whereupon any request for such a Borrowing in a currency other than dollars shall be deemed a request for a dollar Borrowing unless such declaration shall be subsequently withdrawn (the Administrative Agent agreeing to withdraw such declaration promptly upon determining that the applicable event or condition no longer exists); and

(ii) require that all outstanding Loans so affected be repaid.

Section 2.15. Increased Costs.

(a) Additional Costs. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (including any marginal, special, emergency or supplemental reserves established by the Board or any other reserves imposed pursuant to Regulation D of the Board) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London or other interbank market utilized to determine the Fixed Rate or any Set Rate any other condition affecting this Agreement, any Fixed Rate Loans or any Set Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Fixed Rate Loan (or of maintaining its obligation to make any such Loan) or maintaining any Set Rate Loans or to increase the cost to such Lender or the applicable Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the applicable Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the applicable Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the applicable Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Adequacy. If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Certificate. A certificate of a Lender or a Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within thirty days after receipt thereof.

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(d) Limit on Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 60 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 60–day period referred to above shall be extended to include the period of retroactive effect thereof. If, following any demand by any Lender or any Issuing Bank under this Section, the item for which such demand was made is changed to reduce or eliminate the effect on the applicable Lender or Issuing Bank, such Lender or Issuing Bank shall promptly so inform the Borrower and equitable reduce any amounts thereafter payable by the Borrower under this Section.

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Fixed Rate Loan other than on the last day of an Interest Period applicable thereto or (b) the payment of any Set Rate Loan other than on the corresponding Competitive Loan Maturity Date, then, in any such event, the Borrower shall reimburse each applicable Lender on demand for the loss incurred or to be incurred by such Lender in the reemployment of the funds released by such prepayment. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty days after receipt thereof.

Section 2.17. Taxes.

(a) Gross–Up. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Tax Indemnity. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within thirty days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(c) Receipt. As soon as practicable after any payment of Indemnified Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(d) Foreign Lender. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(e) FATCA. If a payment made to a Lender hereunder would be subject to United States Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Payments.

(a) Payments. The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices designated for such purpose by notice to the Borrower, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 8.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in the Available Currency herein specified.

(b) Application of Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments; Limit on Set-off. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the

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Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Lender agrees that it will not exercise any right of set-off or counterclaim in an amount in excess of the Loans and other obligations owed directly to such Lender hereunder and in furtherance of the foregoing, any Lender acquiring a participation pursuant to the foregoing arrangements may not exercise against the Borrower rights of set–off and counterclaim with respect to such participation.

(d) Payments Assumed Made. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.19. Mitigation Obligations; Replacement of Lenders.

(a) Mitigation Obligations. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of a Lender. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender or a Non-consenting Lender (as defined below in this section), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and

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participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in future compensation or payments under the applicable Section. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. In the event that (i) the Borrower or the Administrative Agent have requested the Lenders to consent to a departure or waiver of any provisions of this Agreement or to agree to any other modification thereto, (ii) the consent, waiver or other modification in question requires the agreement of all Lenders and (iii) the Required Lenders have agreed to such consent, waiver or other modification, then any Lender who does not agree to such consent, waiver or other modification shall be deemed a “Non-consenting Lender”. In addition, each Rejecting Lender (as defined in the definition of the term Maturity Date) shall be a Non-consenting Lender hereunder.

Section 2.20. Increase of Commitments. By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Lenders), the Borrower may at any time and from time to time request an increase of the aggregate amount of the Commitments by an aggregate amount equal to any integral multiple of $5,000,000; provided that (i) no Default shall have occurred and be continuing; (ii) the aggregate amount of the Commitments shall not have been reduced, nor shall the Borrower have given notice of any such reduction under Section 2.09; (iii) the total amount of all Commitments shall not be increased to an aggregate amount that would exceed $800,000,000; and (iv) the Commitment of a Lender shall not be increased without the consent of such Lender. If one or more of the Lenders is not increasing its Commitment, then, with notice to the Administrative Agent and the other Lenders, another one or more financial institutions, each as approved by the Borrower and the Administrative Agent (a “New Lender”), may commit to provide an amount equal to the aggregate amount of the requested increase that will not be provided by the existing Lenders (the “Increase Amount”); provided, that the Commitment of each New Lender shall be at least $5,000,000. Upon receipt of notice from the Administrative Agent to the Lenders and the Borrower that the Lenders, or sufficient Lenders and New Lenders, have agreed to commit to an aggregate amount equal to the Increase Amount, then: provided that no Default exists at such time or after giving effect to the requested increase, the Borrower, the Administrative Agent and the Lenders willing to increase their respective Commitments and the New Lenders (if any) shall execute and deliver an Increased Commitment Supplement (herein so called) in the form attached hereto as Exhibit “C”. If all existing Lenders shall not have provided their pro rata portion of the requested Increase Amount, the Revolving Loans will not be held pro rata by the Lenders in accordance with the Applicable Percentages determined hereunder. To remedy the foregoing, on the date of the effectiveness of the Increased Commitment Supplement, the Lenders shall make advances among themselves so that after giving effect thereto the Revolving Loans will be held by the Lenders, pro rata in accordance with the Applicable Percentages hereunder. The advances so made by each Lender whose Applicable Percentage has increased as a result of the changes to the Commitments shall be deemed to be a purchase of a corresponding amount of the Revolving Loans of the Lender or Lenders whose Applicable Percentages have decreased. The advances made under this Section shall be Loans of the same Type as those previously held by the Lender or Lenders whose Applicable Percentages have decreased unless or until the Borrower shall have selected an alternative interest rate to apply thereto under the terms of this Agreement. All advances made under this Section shall be made through the Administrative Agent.

Section 2.21. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Suspension of Facility Fees. facility fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

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(b) Suspension of Voting. the Commitment, Revolving Exposure of, and the outstanding Competitive Loans held by, such Defaulting Lender shall not be included in determining whether all Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.02 that requires the consent of all Lenders), provided that any waiver, amendment or modification requiring the consent of all Lenders which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and a Defaulting Lender shall not be prevented from voting on the matters set forth in clauses (i), (ii) and (iii) of Section 8.02(b) that directly affects such Lender;

(c) Participation Exposure. if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) Reallocation. All or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) Payment and Cash Collateralization. if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, provide Cash Collateral to secure such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(i) for so long as such LC Exposure is outstanding;

(iii) Suspension of Letter of Credit Fee. if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.21(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized by the Borrower; and

(iv) Issuing Banks Entitled to Fees. if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.21(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (pro rata based on the respective L/C Exposure directly held by each Issuing Bank) until such LC Exposure is cash collateralized and/or reallocated;

(d) Suspension of Swingline Loans and Letters of Credit. so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) Setoff Against Defaulting Lender. any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18(c) but excluding Section 2.19(b)) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as

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may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

(f) Remedy of Defaulting Lender Status. In the event that the Administrative Agent, the Borrower, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Applicable Percentage.

ARTICLE III.

Representations and Warranties

Borrower represents and warrants to the Lenders that:

Section 3.01. Status. The Borrower and each Subsidiary is duly organized, validly existing and in good standing (to the extent that such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction in which it was organized, has the power and legal authority to own its property and to carry on its business as now being conducted, is duly qualified to do business in every jurisdiction in which the nature of its business or property makes such qualification necessary and has all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 3.02. Authority; No Conflict. The execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby, (i) are within the legal power and authority of the Borrower, (ii) have been duly authorized by all requisite actions, (iii) do not and will not conflict with, contravene or violate any provision of or result in a breach of or default under, or require the waiver (not already obtained) of any provision of, or the consent (not already given) of any Person under the terms of the Borrower’s articles of incorporation or by laws, or any indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument to which the Borrower is a party or by which it is bound or to which any of its properties are subject, (iv) will not violate, conflict with, give rise to any liability under, or constitute a default under any law, regulation, order (including, without limitation, all applicable state and federal securities laws) or any other requirement of any court, tribunal, arbitrator, or Governmental Authority, and (v) will not result in the creation, imposition, or acceleration of

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any indebtedness or tax or any mortgage, lien, reservation, covenant, restriction, or other encumbrance of any nature upon, or with respect to, the Borrower or any of its properties.

Section 3.03. Binding Effect. This Agreement constitutes, and each other Loan Document to which the Borrower is a party when executed and delivered by each of the other parties thereto will constitute, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

Section 3.04. Governmental Approval. The execution, delivery and performance of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby do not require any action, approval or consent of, or filing with, any Governmental Authority.

Section 3.05. Litigation. There are no suits or proceedings pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

Section 3.06. Compliance with ERISA. The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA. Neither the Borrower nor any member of the Controlled Group has incurred any material withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA, and no such material liability is expected to be incurred.

Section 3.07. Financial Information. The audited consolidated annual financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2010, and the unaudited interim financial statements for the period ended June 30, 2011 (such annual and interim financial statements hereinafter collectively called the “Financial Statements”), have been prepared in accordance with GAAP and fairly reflect the consolidated financial condition of the Borrower and its Subsidiaries and the results of their operations as of the dates and for the periods stated. Since the date of the Financial Statements, there has occurred no change as of the Effective Date in the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 3.08. Material Liabilities. The Borrower and its Subsidiaries have no material liabilities, direct or contingent, except: (i) those disclosed in the Financial Statements, and (ii) those arising in the ordinary course of business since the date of such Financial Statements which have in the aggregate no Material Adverse Effect.

Section 3.09. Taxes. Except where compliance with subsections (i) and (ii) below, is being contested in good faith through appropriate proceedings or where non–compliance, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries: (i) have filed all material Federal, state, local and foreign income, excise, property and other tax returns (the “Tax Returns”) which are required to be filed by them, and (ii) have paid all taxes due pursuant to the Tax Returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary.

Section 3.10. Environmental Compliance. Neither the Borrower nor any Subsidiary is subject to any Environmental Liability which, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Borrower’s or any of its Subsidiaries’ properties or are otherwise present at, on, in or under the Borrower’s or any of its Subsidiaries’ properties, except for Hazardous Materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed, or otherwise handled in

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compliance with all applicable Environmental Requirements, except where such noncompliance, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.11. Margin Securities. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 3.12. Other Revolving Credit Agreements. The terms and provisions of this Agreement are substantially similar to and no less favorable to the Lenders than the terms and provisions contained in other revolving credit agreements to which the Borrower is a party.

Section 3.13. Compliance with Laws. Except where compliance is being contested in good faith through appropriate proceedings or where non–compliance, alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries are in compliance with all applicable laws, regulations and similar requirements of Governmental Authorities.

Section 3.14. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.15. Ownership of Property. Each of the Borrower and its Subsidiaries has title to its properties sufficient for the conduct of its business.

Section 3.16. Insurance. The Borrower and each of its Subsidiaries has (either in the name of the Borrower or in such Subsidiary’s own name), with reputable insurance companies or associations, insurance in at least such amounts and against at least such hazards as are customary for companies engaged in similar businesses and owning and operating similar properties.

ARTICLE IV.

Conditions

Section 4.01. Effective Date. The obligations of the Lenders to make Loans and any agreement of any Issuing Bank to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of the Borrower’s general in house counsel, substantially in the form of Exhibit B and covering such other matters relating to the Borrower or the Loan Documents as the Required Lenders shall reasonably request.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of Borrower, the authorization of the execution, delivery and performance of the Loan Documents

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and any other legal matters relating to the Borrower or the Loan Documents as the Administrative Agent may request, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. On the Effective Date and after each of the foregoing conditions are satisfied, the commitment of any Lender to make advances to the Borrower under the terms of any other revolving credit agreement such Lender has entered into with the Borrower (including, without limitation, the commitment under that certain Credit Agreement dated as of August 5, 2005 among the Borrower, JPMorgan Chase Bank, N.A., as agent thereunder and the lenders named therein) shall automatically, and without any further action on the part of any Person, be terminated, no Lender will have any obligations to make advances under any such other revolving credit agreement and all other rights and obligations of Borrower and each Lenders under those agreements shall terminate; provided that the facility fee, utilization fee, additional cost, expense reimbursement and indemnification provisions thereof shall survive such termination. Any commitment of Lender that it has to the Borrower under the terms of any other letter of credit reimbursement agreement in effect on the Effective Date is not terminated and shall continue in accordance with the terms of the applicable reimbursement agreement. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and any agreement of any Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.02) at or prior to 3:00 p.m., New York City time, on August 31, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments and the commitment of the Swingline Lender to make Swingline Loans shall terminate at such time).

Section 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and any agreement of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of Borrower set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties relate specifically to another date.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable: (i) the Outstanding Credit shall not exceed the aggregate amount of the Commitments; and (ii) the Swingline Exposures shall not exceed the commitment of the Swingline Lender to make Swingline Loans.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

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ARTICLE V.

Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that it:

Section 5.01. Preservation of Existence, etc. Will preserve and maintain the corporate existence of the Borrower and its Subsidiaries, unless the existence shall be discontinued as the result of a merger, consolidation or other transaction permitted pursuant to Section 5.10, or unless the Borrower shall divest itself of the properties of any Subsidiary pursuant to Section 5.05 or Section 5.11.

Section 5.02. Keeping of Books. Will keep proper books of record and account in which full and correct entries shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements prepared in accordance with GAAP; and permit the Administrative Agent and each Lender and their respective representatives, at their own expense, at reasonable times and with reasonable prior notice, to visit all of its offices and properties, discuss its affairs, finances and accounts with its officers and examine any of its or their books and other corporate records.

Section 5.03. Reporting Requirements. Will furnish to the Administrative Agent (who upon receipt, shall furnish to each Lender):

(a) as soon as available and in any event within 60 days after the end of each quarterly period, except the last, of each fiscal year, its quarterly report on Form 10–Q as prescribed by and filed with the Securities and Exchange Commission (or any successor agency);

(b) as soon as available and in any event within 120 days after the last day of each fiscal year, its annual report on Form 10–K as prescribed by and filed with the Securities and Exchange Commission (or any successor agency);

(c) within the periods provided in paragraphs (a) and (b) above, the written statement of the Borrower, signed by the principal financial officer, showing the calculations necessary to determine compliance with this Agreement and stating that the signer thereof has re examined the terms and provisions of this Agreement and at the date of said statement no Default has occurred or if the signer is aware of any such Default, he shall disclose in such statement the nature thereof;

(d) within the period provided in paragraph (b) above, the written statement of such accountants that in making the examination necessary to their certification of such audit report they have obtained no knowledge of any Default, or if such accountants shall have obtained knowledge of any such Default, they shall disclose in such statement such Default and the nature thereof;

(e) within fifteen (15) Business Days after the Borrower becomes aware of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f) as soon as available, each Current Report on Form 8–K as prescribed by and filed with the Securities and Exchange Commission (or any successor agency);

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(g) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed; and

(h) such additional information as any Lender may reasonably request concerning the Borrower and its Subsidiaries.

Section 5.04. Taxes, Claims for Labor and Materials; Compliance with Laws.

(a) Payment of Obligations. Will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Borrower or such Subsidiary, and all trade accounts payable in accordance with usual and customary business terms and all claims for work, labor or materials, which if unpaid might become a lien or charge upon any property, of the Borrower or any Subsidiary; provided that, the Borrower, or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy or claim if the validity thereof shall concurrently be contested in good faith by appropriate proceedings, and if the Borrower or such Subsidiary shall set aside on its or their books such reserves, if any, deemed by it or them to be adequate with respect thereto, and further provided that, no such payment or discharge of any such tax, assessment, charge, levy, account payable or claim shall be required in respect of a Subsidiary to the extent that such Subsidiary’s assets are insufficient for such purpose so long as such tax, assessment, charge, levy, account payable or claim is not imposed upon or does not become a liability of the Borrower.

(b) Compliance with Laws. Will comply and will cause each Subsidiary to comply, in all material respects and where the failure to comply would have a Material Adverse Effect with (A) ERISA, (B) the Federal Occupational Safety and Health Act of 1970 and the rules and regulations thereunder, (C) all governmental consumer protection laws and regulations, (D) all governmental equal employment practice requirements and (E) all other laws, rules, regulations and orders to which it may be subject.

(c) Compliance with Environmental Matters. Will comply, and will cause each Subsidiary to comply, in all material respects and when the failure to comply would have a Material Adverse Effect, with all applicable Environmental Requirements and Environmental Judgments and Orders.

Section 5.05. Maintenance, etc. Will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its and their operating properties (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals, and additions so that at all times the efficiency thereof shall be maintained, and will maintain, and cause each Subsidiary to maintain, franchises, licenses and permits necessary for the conduct of their respective businesses; provided, however, the Borrower and its Subsidiaries shall, notwithstanding the foregoing, have the right to sell, abandon or dispose of, property or other assets which in the reasonable judgment of the Borrower or the Subsidiary are no longer useful or of productive value or which may be advantageously sold, abandoned or otherwise disposed of in the proper conduct of the business of the Borrower (or any Subsidiary), and shall have the right to terminate the existence of any Subsidiary or any right, franchise or privilege of the Borrower or any Subsidiary if, in the judgment of the Borrower, it shall be or become no longer advantageous to maintain the same.

Section 5.06. Insurance. Will maintain and will cause each Subsidiary to maintain, insurance coverage by reputable insurance companies or associations in such forms and amounts and against such hazards as are customary for companies engaged in similar businesses and owning or operating similar properties.

Section 5.07. Litigation. Will promptly give notice in writing to the Lenders of all litigation and of the proceedings before any governmental or regulatory agencies affecting the Borrower or any Subsidiary, which litigation or proceeding is required to be reported on a Form 10–Q or Form 10–K of the Securities and

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Exchange Commission (as such Form and requirements pertinent thereto are in effect on the date hereof), or which litigation or proceeding involves the reasonable likelihood of or has resulted in a determination of uninsured liability of the Borrower or any Subsidiary in excess of $50,000,000.

Section 5.08. Liens. Will be permitted, and its Subsidiaries will be permitted to create, incur or permit to exist any Lien, provided, however, that at the time of the creation of each Lien (including each Lien granted in connection with a Permitted Securitization Transaction) and immediately after giving effect thereto and to the application of any proceeds of the Indebtedness secured thereby, the aggregate outstanding principal Indebtedness and other monetary obligations then secured by all Liens shall not exceed 15% of Consolidated Total Assets. Without limitation of the independent application and effect of this Section, it is expressly agreed and understood that Liens permitted by this Section are and shall be permitted only upon the express condition that the obligations so secured do not violate the applicable provisions of Section 5.12.

Section 5.09. Character of Business. Will continue to carry out substantially the same type of business carried on during the fiscal year ended December 31, 2010, and businesses reasonably related thereto; and will not engage in any business which would materially change the type of business previously conducted on a consolidated basis.

Section 5.10. Merger; etc. Will not, and will not permit any Subsidiary to, merge or consolidate with any other Person except that:

(a) any Subsidiary may be merged into a wholly–owned Subsidiary or into the Borrower;

(b) the Borrower shall be permitted to merge into a wholly–owned Subsidiary of the Borrower in order to change the Borrower’s state of incorporation; provided that, immediately after the consummation of the transaction and after giving effect thereto no Default would exist; and

(c) the Borrower shall be permitted to merge or consolidate with another Person; provided that, the Borrower is the surviving corporation and if immediately after the consummation of the transaction and after giving effect thereto no Default would exist.

Section 5.11. Sale of Assets. Will not, and will not permit any Subsidiary to, sell, lease or transfer, or otherwise dispose of all or a substantial part of its assets (other than products sold in the ordinary course of business), except that (a) any Subsidiary may sell, lease, transfer, or otherwise dispose of any of its assets to the Borrower or a wholly–owned Subsidiary, (b) the Borrower may dispose of its assets or the stock or assets of a Subsidiary if required to do so by a final court order, and (c) the foregoing limitation on the sale, lease, transfer or other disposition of assets shall not prohibit during any fiscal quarter, the sale of accounts receivable in a Permitted Securitization Transaction or any other sale, lease, transfer or other disposition of assets unless the aggregate assets to be so sold, leased, transferred or otherwise disposed (including, without limitation, the accounts receivable sold in a Permitted Securitization Transaction), when combined with all other assets sold, leased, transferred or otherwise disposed (including, without limitation, the accounts receivable sold in a Permitted Securitization Transaction) during such fiscal quarter and the immediately preceding 3 fiscal quarters constituted more than 20% of Consolidated Total Assets at the end of the most recent fiscal year immediately preceding such fiscal quarter. As used herein, a “substantial part” of the assets of the Borrower or any Subsidiary shall mean an amount equal to 20% or more of Consolidated Total Assets as of the fiscal year–end immediately preceding the sale, lease, transfer, or other disposition in question (without giving effect to such sale, lease, transfer, or other disposition in question). In calculating the amount of the accounts receivable sold in any sale of account receivable, including, but not limited to a Permitted Securitization Transaction, for purposes of this Section 5.11 during any period of calculation, the amount of the collections received during that period by the Receivable Entity (which term is defined in the definition of

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the term “Permitted Securitization Transaction”) on the accounts receivable so sold shall be subtracted therefrom.

Section 5.12. Restriction on Funded Debt and Short–Term Debt. Will not, and will not permit any Subsidiary to, create, guarantee, assume, permit to exist or become liable, directly or indirectly, in respect of any Funded Debt or Short–Term Debt other than:

(a) Funded Debt and Short–Term Debt outstanding hereunder;

(b) Funded Debt and Short–Term Debt outstanding on June 30, 2011, as shown on the Borrower’s consolidated balance sheet as at said date;

(c) Funded Debt of Subsidiaries to the Borrower or to other Subsidiaries and Funded Debt of the Borrower to Subsidiaries;

(d) Other Funded Debt and Short–Term Debt (including Secured Debt) of the Borrower and Subsidiaries; provided that, at the time of issuance or incurrence and immediately after giving effect thereto and to the application of the proceeds thereof:

(i) Total Indebtedness does not exceed 60% of Total Capital; and

(ii) In the case of Secured Debt, the principal amount of Secured Debt will not exceed 15% of Consolidated Total Assets.

Notwithstanding anything provided by in this Agreement, but subject to such limitations as to amount provided by this Section, the Borrower and its Subsidiaries shall be entitled to execute and deliver guarantees of all types guaranteeing the obligations of any and all Persons irrespective of whether such Persons may be the Borrower, Subsidiaries, Unrestricted Subsidiaries, employees, suppliers, subcontractors, or others. All guarantees given by the Borrower and its Subsidiaries pursuant to this Agreement shall constitute Indebtedness to the extent provided in the definition of “Indebtedness” set out in Article I.

Section 5.13. Multiemployer Plans. Will not permit the aggregate complete or partial withdrawal liability under Title IV of ERISA with respect to Multiemployer Plans incurred by the Borrower and members of the Controlled Group to exceed $50,000,000 at any time. For purposes of this Section, the amount of withdrawal liability of the Borrower and members of the Controlled Group at any date shall be the aggregate present value of the amount claimed to have been incurred less any portion thereof which the Borrower and members of the Controlled Group have paid or as to which the Borrower reasonably believes, after appropriate consideration of possible adjustments arising under Sections 4219 and 4221 of ERISA, it and members of the Controlled Group will have no liability, provided that the Borrower shall obtain prompt written advice from independent actuarial consultants supporting such determination.

Section 5.14. Ratio of Total Indebtedness to Total Capital. Will maintain a ratio of Total Indebtedness to Total Capital of not more than 0.60 to 1.00.

Section 5.15. Use of Proceeds and Letters of Credit. Will use the proceeds of the Loans only to refinance existing Indebtedness and for other lawful corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations G, U and X. Letters of Credit will be issued only to support transactions of the Borrower and its Subsidiaries in the ordinary course of business.

Section 5.16. Other Revolving Agreements. Will not, and will not permit any Subsidiary to, enter into any revolving credit agreement, unless, concurrent with entering into such revolving credit agreement,

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the Borrower agrees to amend this Agreement (or amend any such revolving credit agreement in such manner) in order to cause the terms and provisions of this Agreement to be substantially similar to and not less favorable to the Lenders than such new or amended revolving credit agreement.

ARTICLE VI.

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay when due any amount payable under Section 2.06(e) or the principal amount of any Loan. The Borrower shall fail to pay any interest or fee accrued hereunder or any other amount hereunder within five (5) Business Days after such amount is due;

(b) the Borrower shall fail to observe or perform any covenant, restriction or agreement contained in this Agreement and not described in clause (a) immediately above for thirty (30) days after written notice thereof shall be given to the Borrower by the Administrative Agent or any Lender or by the Borrower to the Administrative Agent or any Lender;

(c) any representation, warranty, certification or statement made by the Borrower in or pursuant to this Agreement or any other Loan Document shall prove to have been incorrect as of the date made;

(d) a default or event of default as defined in any of the other Loan Documents;

(e) the Borrower or any Subsidiary shall:

(i) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of its property;

(ii) be unable, or admit in writing inability, to pay its debts as they mature;

(iii) make a general assignment for the benefit of creditors;

(iv) be adjudicated bankrupt or insolvent; or

(v) file a voluntary petition in bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law or an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceedings, or corporate action shall be taken by it for the purpose of effecting any of the foregoing;

(f) an order, judgment or decree shall be entered, without the application, approval or consent of the Borrower or any Subsidiary, by any court or governmental agency of competent jurisdiction, approving a petition seeking reorganization of the Borrower or such Subsidiary, or appointing a receiver, trustee or liquidator or the like of the Borrower or such Subsidiary, of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed or in effect for any period of sixty (60) consecutive days (provided that no Lender shall be required to make any Loan and no Issuing Bank shall be required to consider issuing new Letters of Credit or renewing existing Letters of Credit during such sixty (60) day period);

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(g) any judgment, writ or warrant of attachment or of any similar process in an uninsured amount in excess of $50,000,000 in any single proceeding or series of related proceedings shall be entered or filed against the Borrower or any Subsidiary or against any property or assets of either and remains unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days (provided that no Lender shall be required to make any Loan and no Issuing Bank shall be required to consider issuing new Letters of Credit or renewing existing Letters of Credit during such sixty (60) day period). As used in paragraphs (f) and (g) of this Article VI, the term “Subsidiary” shall be limited to those Subsidiaries, standing alone or in the aggregate, whose capital surplus and retained earnings (“Net Worth”) on an unconsolidated basis are at that time equal to 10% or more of the consolidated Net Worth of the Borrower and its Subsidiaries;

(h) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d–3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of the voting stock of the Borrower;

(i) as of any date a majority of the Board of Directors of the Borrower consists of individuals who were not either (A) directors of the Borrower as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

(j) any bond, debenture, note, or other indebtedness of the Borrower or any of its Subsidiaries shall become due before stated maturity by the acceleration of the maturity thereof by reason of default or shall become due by its terms and shall not be promptly paid or extended in either case where such indebtedness exceeds $50,000,000 in the aggregate;

then, and in every such event (other than an event with respect to the Borrower described in clause (e) or (f) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and the commitment of the Swingline Lender to make Swingline Loans, and thereupon all such commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (e) or (f) of this Article, the Commitments and the commitment of the Swingline Lender to make Swingline Loans shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower.

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ARTICLE VII.

The Administrative Agent

Each of the Lenders and each of the Issuing Banks hereby irrevocably appoints JPMorgan Chase Bank, N.A., as the “Administrative Agent” hereunder on its behalf and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise pursuant to a written direction provided to the Administrative Agent by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 8.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub–agents who are appointed by the Administrative Agent and are Affiliates of the

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Agent or approved by the Borrower. The Administrative Agent and any such sub–agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub–agent and to the Related Parties of each Administrative Agent and any such sub–agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent will not be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 8.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub–agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Certain of the Lenders and/or their Affiliates may have been designated as “co-syndication agents”, “documentation agent”, “joint bookrunners” and “joint lead arrangers” hereunder in recognition of the level of each of their Commitments. No such Lender or Affiliate (other than JPMorgan Chase Bank, N.A. as the Administrative Agent) is an agent for the Lenders or the Borrower and no such Lender nor any such Affiliates (other than the Administrative Agent) shall have any obligation hereunder other than those existing in its capacity as a Lender. Without limiting the foregoing, no such Lender nor any of its Affiliates shall have or be deemed to have any fiduciary relationship with or duty to any Lender or the Borrower.

ARTICLE VIII.

Miscellaneous

Section 8.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone or other means, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

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(i) if to the Borrower, to it at Post Office Box 757, Carthage, Missouri 64836, Attention: Vice President and Treasurer (Telecopier: (417) 358–8027) with a copy to Post Office Box 757, Carthage, Missouri 64836, Attention: Senior Vice President and Chief Legal Officer (Telecopier: (417) 358–8449);

(ii) if to the Administrative Agent and the Swingline Lender, to JPMorgan Chase Bank, N.A. Loan and Agency Services Group, 10 South Dearborn, 7th Floor, Chicago, IL, 60603-2300, Attention: Joyce King, Telecopy: 1-888-292-9533 with a copy to JPMorgan Chase Bank, N.A., 2200 Ross Avenue, Third Floor, Dallas, Texas 75201, Attention: Brandon Watkins, Telephone: 214.965.2053; Telecopy: 214.965.2044 and if such notice is a notice of a Borrowing denominated in a currency other than dollars, with a copy to J.P. Morgan Europe Limited, 125 London Wall, London, England EC2Y 5AJ, Attention: The Manager, Telecopy No. +44 (0) (207) 777-2360; and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 8.02. Waivers; Amendments.

(a) No Waiver. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Amendment. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, (x) pursuant to an Increased Commitment Supplement executed in accordance with the terms and conditions of Section 2.20 which only needs to be signed by the Borrower, the Administrative Agent and the Lenders increasing or providing new Commitments thereunder if the Increased Commitment Supplement does not increase the aggregate amount of the Commitments to an amount in excess of $800,000,000 and (y) in any circumstance other than as described in clause (x), pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without

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the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change any other provision of this Agreement that provides for the ratable treatment of the Lenders, in each case, without the written consent of each Lender, (v) change any of the provisions of this Section, the definition of “Required Lenders”, Section 2.21(b) or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder or change the definition of “Defaulting Lenders”, without, in each case, the written consent of each Lender, and (vi) release the Borrower without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the applicable Issuing Bank or the Swingline Lender, as the case may be.

Section 8.03. Expenses; Indemnity.

(a) Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the syndication of the credit facilities provided for herein and the preparation of the Loan Documents, (ii) the reasonable fees of counsel to the Administrative Agent in the preparation of the Loan Documents, (iii) all taxes (other than Excluded Taxes), if any, upon any documents or transactions pursuant hereto and (iv) all expense and costs of collection and enforcement of remedies incurred by the Administrative Agent, each Issuing Bank or any Lender (including without limitation, reasonable counsel fees) if default is made in the payment of any obligations under the Loan Documents.

(b) INDEMNIFICATION. THE BORROWER SHALL INDEMNIFY EACH JOINT LEAD ARRANGER, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND EACH LENDER (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE:

(i) GENERAL INDEMNIFICATION. WHICH ARE RAISED BY OR OWED TO A THIRD PARTY AND ARISE OUT OF OR AS A RESULT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR

(ii) CURRENCY INDEMNIFICATION. ARISE OUT OF, IN CONNECTION WITH, OR AS A RESULT OF THE FAILURE TO PAY ANY LOAN OR LC DISBURSEMENT DENOMINATED IN A CURRENCY, OR ANY INTEREST THEREON, IN THE CURRENCY IN WHICH SUCH LOAN WAS MADE OR APPLICABLE LETTER OF CREDIT ISSUED, INCLUDING, IN EACH SUCH CASE, ANY LOSS OR REASONABLE EXPENSE SUSTAINED OR INCURRED OR TO BE SUSTAINED OR INCURRED BY ANY LENDER OR ANY ISSUING BANK (A) IN LIQUIDATING OR EMPLOYING DEPOSITS FROM THIRD PARTIES, OR WITH RESPECT TO COMMITMENTS MADE OR OBLIGATIONS UNDERTAKEN WITH THIRD PARTIES, TO EFFECT OR MAINTAIN ANY LOAN OR LETTER OF CREDIT HEREUNDER OR ANY PART THEREOF, (B) IN LIQUIDATING OR CLOSING OUT ANY FOREIGN CURRENCY

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CONTRACT, AND (C) ARISING FROM ANY CHANGE IN THE VALUE OF DOLLARS IN RELATION TO ANY LOAN OR LC DISBURSEMENT MADE IN ANOTHER CURRENCY. Each joint lead arranger, the Administrative Agent, each Lender and each Issuing Bank agrees to notify the Borrower within fifteen (15) Business Days of engaging counsel or incurring any other expense in defense of any claim that might result in an indemnified liability.

(c) Indemnification by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the applicable Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and based on the Applicable Percentages) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the applicable Issuing Bank or the Swingline Lender in its capacity as such.

(d) Demand Obligations. All amounts due under this Section shall be payable not later than thirty days after written demand therefor.

Section 8.04. Successors and Assigns.

(a) Benefit and Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders, any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments.

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment by a Lender: (1) to one of its own Affiliates; (2) if any Event of Default has occurred and is continuing, to any other Lender; or (3) if an Event of Default under clauses (a), (e) or (f) of Article VI has occurred and is continuing, to any assignee; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with

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respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under clauses (a), (e) or (f) of Article VI has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 8.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 8.03(c) or such Lender or assignee is otherwise a Defaulting Lender, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

CREDIT AGREEMENT, Page 50

(c) Participations. Any Lender may sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Borrower but without the consent of the Administrative Agent, any Issuing Bank or the Swingline Lender, provided that (A) no consent of the Borrower shall be required for a participation by a Lender: (1) to one of its own Affiliates; (2) to any agency, department, board, governmental body or subdivision of the United States of America; (3) if any Event of Default has occurred and is continuing, to any other Lender; or (4) if an Event of Default under clauses (a), (e) or (f) of Article VI has occurred and is continuing, to any party; (B) such Lender’s obligations under this Agreement shall remain unchanged, (C) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (D) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.02(b) that affects such Participant.

(d) Pledge. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 8.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 8.03 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 8.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT THE BORROWER, THE ADMINISTRATIVE AGENT, THE SWINGLINE LENDER, EACH ISSUING BANK AND EACH LENDER FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS REACHED COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, THE OTHER LOAN DOCUMENTS AND ANY SEPARATE LETTER AGREEMENTS WITH RESPECT TO FEES PAYABLE TO THE ADMINISTRATIVE AGENT WHICH

CREDIT AGREEMENT, Page 51

ARE THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES, EXCEPT AS THEY MAY LATER AGREE IN WRITING TO MODIFY IT. This Agreement, the other Loan Document and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 8.08. Governing Law. This Agreement shall be governed by and construed in accordance with the applicable law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

Section 8.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 8.11. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this

CREDIT AGREEMENT, Page 52

Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 8.12. Maximum Interest Rate.

(a) No interest rate specified in any Loan Document shall at any time exceed the Maximum Rate. If at any time the interest rate (the “Contract Rate”) for any obligation under the Loan Documents shall exceed the Maximum Rate, thereby causing the interest accruing on such obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such obligation shall not reduce the rate of interest on such obligation below the Maximum Rate until the aggregate amount of interest accrued on such obligation equals the aggregate amount of interest which would have accrued on such obligation if the Contract Rate for such obligation had at all times been in effect. As used herein, the term “Maximum Rate” means, at any time with respect to any Lender, the maximum rate of nonusurious interest under applicable law that such Lender may charge Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges contracted for, charged, or received in connection with the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

(b) No provision of any Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither Borrower nor the sureties, guarantors, successors, or assigns of Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the obligations outstanding hereunder, and, if the principal of the obligations outstanding hereunder has been paid in full, any remaining excess shall forthwith be paid to the Borrower.

Section 8.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information

CREDIT AGREEMENT, Page 53

that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 8.14. Recording of Conversations. Each Issuing Bank may electronically record telephone conversations between itself and the Borrower solely for the limited purpose of establishing the terms and conditions regarding each Letter of Credit and each party agrees that such recordings may be submitted in evidence to a court or in a proceeding only when the terms of a Letter of Credit are at issue.

Section 8.15. Issuing Bank Funds. Each Issuing Bank agrees that any payments under the Letters of Credit issued by it will be made with the Issuing Bank’s own funds and not with funds of the Borrower; in no event shall any such payment be made from or in reliance upon funds of any other Person. The Borrower’s reimbursement obligations under Section 2.06(e) shall not arise with respect to a Letter of Credit until payment has actually been made by the Issuing Bank in connection with the drawing or demand for payment under the Letter of Credit.

Section 8.16. Payment of Available Currency. This is a loan transaction in which the specification of the applicable Available Currency is of the essence, and the stipulated currency shall in each instance be the currency of account and payment in all instances. A payment obligation in one currency hereunder (the “Original Currency”) shall not be discharged by an amount paid in another currency (the “Other Currency”), whether pursuant to any judgment expressed in or converted into any Other Currency or in another place except to the extent that such tender or recovery results in the effective receipt by a party hereto of the full amount of the Original Currency payable to such party. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent, any Issuing Bank or any Lender under any Loan Document (in this Section 8.16 called an “Entitled Person”) shall be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum due hereunder in the Other Currency such Entitled Person may in accordance with normal banking procedures purchase the Original Currency with the amount of the Other Currency; and the Borrower, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Original Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Original Currency hereunder exceeds the amount of the Other Currency so purchased.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LEGGETT & PLATT, INCORPORATED

By:	/s/ SHERI L. MOSSBECK
Sheri L. Mossbeck, Vice President and Treasurer

By:	/s/ MATTHEW C. FLANIGAN
Matthew C. Flanigan, Chief Financial Officer and Senior Vice President

CREDIT AGREEMENT, Page 54

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

By:	/s/ BRANDON WATKINS
Brandon Watkins, Vice President

CREDIT AGREEMENT, Page 55

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ REGINALD M. GOLDSMITH III
	Name:	Reginald M. Goldsmith III
	Title:	Managing Director

CREDIT AGREEMENT, Page 56

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ PATRICK ENGEL
	Name:	Patrick Engel
	Title:	Vice President

CREDIT AGREEMENT, Page 57

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ D. BARNELL
	Name:	D. Barnell
	Title:	Authorized Signatory

CREDIT AGREEMENT, Page 58

SUNTRUST BANK

By:	/s/ CHRIS FELLOWS
	Name:	Chris Fellows
	Title:	Portfolio Manager – Middle Market Banking

CREDIT AGREEMENT, Page 59

RBS CITIZENS, N.A.

By:	/s/ MEGAN LIVINGSTON
	Name:	Megan Livingston
	Title:	Vice President

CREDIT AGREEMENT, Page 60

COMPASS BANK

By:	/s/ SCOTT BREWER
	Name:	Scott Brewer
	Title:	Senior Banker

CREDIT AGREEMENT, Page 61

PNC BANK, N.A.

By:	/s/ JOSHUA KUHNASH
	Name:	Joshua Kuhnash
	Title:	Vice President

CREDIT AGREEMENT, Page 62

TORONTO DOMINION (TEXAS) LLC

By:	/s/ VICTOR J. HUEBNER
	Name:	Victor J. Huebner
	Title:	Authorized Signing Officer

CREDIT AGREEMENT, Page 63

COMERICA BANK

By:	/s/ BRANDON WELLING
	Name:	Brandon Welling
	Title:	Vice President

CREDIT AGREEMENT, Page 64

UMB BANK N.A.

By:	/s/ DAVID A. PROFFITT
	Name:	David A. Proffitt
	Title:	Senior Vice President

CREDIT AGREEMENT, Page 65

FIFTH THIRD BANK

By:	/s/ ROBERT M. SANDER
	Name:	Robert M. Sander
	Title:	Vice President

CREDIT AGREEMENT, Page 66

ARVEST BANK

By:	/s/ DOUG DOLL
	Name:	Doug Doll
	Title:	President / CEO – Joplin Region

CREDIT AGREEMENT, Page 67

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule 1.01	–	Existing Letters of Credit
Schedule 2.01	–	Commitments

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B	–	Form of Opinion of Borrower’s Counsel
Exhibit C	–	Form of Increased Commitment Supplement

LIST OF SCHEDULES AND EXHIBITS, Solo Page

SCHEDULE 1.01

TO

LEGGETT & PLATT, INCORPORATED

CREDIT AGREEMENT

EXISTING LETTERS OF CREDIT

NONE

EXISTING LETTERS OF CREDIT, Page 1

SCHEDULE 2.01

TO

LEGGETT & PLATT, INCORPORATED

CREDIT AGREEMENT

COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank, N.A.	$77,500,000.00
Wells Fargo Bank, N.A.	$77,500,000.00
U.S. Bank National Association	$77,500,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$52,500,000.00
SunTrust Bank	$40,000,000.00
RBS Citizens, N.A.	$40,000,000.00
Compass Bank	$40,000,000.00
PNC Bank, N.A.	$40,000,000.00
Toronto Dominion (Texas) LLC	$40,000,000.00
Comerica Bank	$30,000,000.00
UMB Bank N.A.	$30,000,000.00
Fifth Third Bank	$30,000,000.00
Arvest Bank	$25,000,000.00

Total	$600,000,000.00

Schedule 2.01, Solo Page

EXHIBIT A

TO

LEGGETT & PLATT, INCORPORATED

CREDIT AGREEMENT

ASSIGNMENT AND ASSUMPTION

Exhibit A, Cover Page

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate of [identify Lender]1]

3.	Borrower(s):	Leggett & Platt, Incorporated

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $600,000,000 Credit Agreement dated as of August 19, 2011 among Leggett & Platt, Incorporated, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

[1]	Select as applicable.

ASSIGNMENT AND ASSUMPTION, Page 1

6.	Assigned Interest:

Aggregate Amount of Commitment/Revolving Loans for all Lenders	Amount of Commitment/ Revolving Loans Assigned	Percentage Assigned of Commitment/Revolving Loans[2]
$	$	%

Aggregate Amount of Competitive Loans of Assignor	Amount of Competitive Loans	Percentage Assigned of Competitive Loans[3]
$	$	%

Effective Date:                              , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]4 Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][5]

Leggett & Platt, Incorporated

By:
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[3]	Set forth, to at least 9 decimals, as a percentage of the Competitive Loans of the Assignor.
[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ASSIGNMENT AND ASSUMPTION, Page 2

ANNEX 1

Leggett & Platt, Incorporated

Credit Agreement

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.03 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

STANDARD TERMS AND CONDITIONS TO THE ASSIGNMENT AND ASSUMPTION, Solo Page

EXHIBIT B

TO

LEGGETT & PLATT, INCORPORATED

CREDIT AGREEMENT

OPINION OF COUNSEL FOR THE BORROWER

August 19, 2011

To the Lenders and the Administrative

Agent Referred to Below

c/o JPMorgan Chase Bank, N.A., as

Administrative Agent

2200 Ross Avenue, Third Floor

Dallas, Texas 75201

Dear Sirs:

I refer to the Credit Agreement dated as of August 19, 2011 (the “Credit Agreement”), among Leggett & Platt, Incorporated, a Missouri corporation (the “Borrower”), the banks and other financial institutions identified therein as Lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

As Senior Vice President and General Counsel of the Borrower, I have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates or statements of public officials and officers of the Borrower and other documents, records and instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to me as originals and the conformity with authentic original documents of all documents submitted to me as copies.

When relevant facts were not independently established, I have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Loan Documents and certificates and statements of appropriate representatives of the Borrower.

Upon the basis of the foregoing and subject to the limitation of this letter, I am of the opinion that:

1. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Missouri.

2. The execution, delivery and performance of the Loan Documents are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate action. The Loan Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

EXHIBIT B, Page 1

3. The execution, delivery and performance of the Loan Documents by the Borrower (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority with respect to the Borrower, except such as may be required by the Securities Exchange Act of 1934, (b) will not violate any law or regulation applicable to the Borrower or the charter, by–laws or other organizational documents of the Borrower or any order of any Governmental Authority applicable to the Borrower, (c) to the best of my actual knowledge, will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower.

4. Except as disclosed in Borrower’s Quarterly Report on Form 10-Q filed August 4, 2011, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the best of my actual knowledge, overtly threatened against or affecting the Borrower or any of its Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (b) that involve the Credit Agreement or any other Loan Document.

5. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

For the purposes of this opinion, I have assumed that you are lawfully organized and existing banking associations, having all requisite power and authority and having taken all corporate or other action necessary to execute and deliver the instruments to which you are a party and to effect the transactions contemplated by the Loan Documents. I have also assumed that you have duly executed the Credit Agreement and that the Credit Agreement is a valid, binding and enforceable obligation of yours.

My opinion expressed in paragraph 1 above, to the extent it relates to the legal existence and good standing of the Company in Missouri, is based solely on a confirmation of good standing obtained from the office of the Secretary of State of the State of Missouri and is limited accordingly.

I express no opinion as to the enforceability of any provision in any of the Loan Documents purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue or (B) confer subject matter jurisdiction on a court not having independent grounds therefore or (C) modify or waive the requirements for effective service of process for any action that may be brought or (D) waive the right of the Borrower and any other person to a trial by jury or (E) provide that remedies are cumulative or that decisions by a party are conclusive or (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law.

I am a member of the bar of the State of Missouri and the foregoing opinion is limited to the laws of the State of Missouri and the Federal laws of the United States of America. For purposes of the opinion expressed in paragraph 2 above, we have assumed with your consent that the laws of the State of New York do not differ from the laws of Missouri in any manner that would render such opinion incorrect. This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person (other than your successors and assigns as Lenders and Persons that acquire participations in your Loans) without my prior written consent.

EXHIBIT B, Page 2

I am a stockholder and full-time employee and officer of the Borrower.

Very truly yours,

/s/ JOHN G. MOORE
John G. Moore
Senior Vice President, Chief Legal Officer and Secretary

EXHIBIT B, Page 3

EXHIBIT C

TO

LEGGETT & PLATT, INCORPORATED

CREDIT AGREEMENT

INCREASE COMMITMENT SUPPLEMENT

Exhibit C, Cover Page

INCREASED COMMITMENT SUPPLEMENT

This INCREASED COMMITMENT SUPPLEMENT (this “Supplement”) is dated as of                     ,      and entered into by and among Leggett & Platt, Incorporated, a Missouri corporation (the “Borrower”), each of the banks or other lending institutions which is a signatory hereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as agent for itself and the other lenders (in such capacity, together with its successors in such capacity, the “Agent”), and is made with reference to that certain Credit Agreement dated as of August 19, 2011 (as amended, the “Credit Agreement”), by and among the Borrower, certain lenders and the Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Borrower and the Lenders are entering into this Increased Commitment Supplement to provide for the increase of the aggregate Commitments;

WHEREAS, each Lender [party hereto and already a party to the Credit Agreement] wishes to increase its Commitment [, and each Lender, to the extent not already a Lender party to the Credit Agreement (herein a “New Lender”), wishes to become a Lender party to the Credit Agreement];6

WHEREAS, the Lenders are willing to agree to supplement the Credit Agreement in the manner provided herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. Increase in Commitments. Effective as of the date hereof, each Lender severally agrees that its Commitment shall be increased to [or in the case of a New Lender, shall be] the amount set forth opposite its name on the signature pages hereof.

Section 2. [New Lenders. Each New Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements of the Borrower delivered under Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (ii) agrees that it has, independently and without reliance upon the Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Supplement; (iii) agrees that it will, independently and without reliance upon the Agent, any other Lender or any of their Related Parties and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it is a “Lender” under the Credit Agreement and will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

6	Bracketed alternatives should be included if there are New Banks.

INCREASED COMMITMENT SUPPLEMENT, Page 1

Section 3. Representations and Warranties. In order to induce the Lenders to enter into this Supplement and to supplement the Credit Agreement in the manner provided herein, Borrower represents and warrants to Agent and each Lender that (a) the representations and warranties of the Borrower contained in the Loan Documents are and will be true, correct and complete in all material respects on and as of the effective date hereof to the same extent as though made on and as of that date and for that purpose, this Supplement shall be deemed to be a Loan Document, and (b) no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Supplement that would constitute a Default.

Section 4. Effect of Supplement. The terms and provisions set forth in this Supplement shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and except as expressly modified and superseded by this Supplement, the terms and provisions of the Credit Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower, the Agent, and the Lenders party hereto agree that the Credit Agreement as supplemented hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. Any and all agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as supplemented hereby, are hereby amended so that any reference in such documents to the Agreement shall mean a reference to the Agreement as supplemented hereby.

Section 5. Applicable Law. This Supplement shall be governed by, and construed in accordance with, the applicable law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

Section 6. Counterparts, Effectiveness. This Supplement may be executed in any number of counterparts, by different parties hereto in separate counterparts and on telecopy or other electronically reproduced counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Supplement shall become effective upon the execution of a counterpart hereof by the Borrower, the Agent and the Lenders.

Section 7. ENTIRE AGREEMENT. THIS SUPPLEMENT EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT THE BORROWER, THE AGENT AND THE LENDERS FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS REACHED COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES, EXCEPT AS THEY MAY LATER AGREE IN WRITING TO MODIFY IT.

INCREASED COMMITMENT SUPPLEMENT, Page 2

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

Leggett & Platt, Incorporated

By:
Name:
Title:

By:
Name:
Title:

New Total Commitment:
$	JPMORGAN CHASE BANK, N.A., as the Agent

By:
Name:
Title:

$	[Lender]

By:
Name:
Title:

$	[NEW LENDER]

By:
Name:
Title:

INCREASED COMMITMENT SUPPLEMENT, Page 3